Exhibit 5.12

CONSENT OF SHAWN WILSON

The undersigned hereby consents to (i) the references to, and the information derived from, the Mineral Resource estimate for the Galena Complex and the San Rafael Mineral Reserve estimate and to (ii) the references to the undersigned’s name, included in or incorporated by reference in the Registration Statement on Form F-10 being filed by Americas Silver Corporation.

          /s/ Shawn Wilson

Shawn Wilson, P.Eng.

Dated February 4, 2019